EXHIBIT 8.1

Significant Subsidiaries of O2Micro International Limited

O2Micro, Inc., a California corporation

O2Micro Electronics, Inc., a Taiwanese company

O2Micro International Japan Limited, a Japanese company

O2Micro (Wuhan) Co., Ltd., a Chinese company

O2Micro (Beijing) Co., Ltd., a Chinese company

O2Micro (China) Co., Ltd., a Chinese company

O2Micro Korea Ltd., a Korean company

O2Micro (Chengdu) Co., Ltd., a Chinese company

O2Micro (Shenzhen) Co., Ltd., a Chinese company

O2Micro (Pingtan) Co., Ltd., a Chinese company